Veralto Appoints Kim Chainey as Chief Legal Officer WALTHAM, Mass. (Nov. 3, 2025) – Veralto (NYSE: VLTO), a global leader in essential water and product quality solutions dedicated to Safeguarding the World's Most Vital Resources™, announced the appointment of Kimberly Y. (Kim) Chainey as Senior Vice President and Chief Legal Officer, effective December 1, 2025. She will report to Veralto President and Chief Executive Officer, Jennifer L. Honeycutt. “Kim brings to Veralto not only impressive legal acumen with global reach, but also an ethos of business partnership,” said Honeycutt. “She is a forward-looking thinker with experience in areas that directly tie to our efforts to support clean water, safe food and trusted essential goods. Kim is an ideal fit for our business as we continue to grow our enterprise, deliver for our stakeholders, and drive a sustainable future for people around the world.” Chainey joins Veralto from Aptar Group, where she oversaw global legal affairs as Executive Vice President, Chief Legal Officer and Corporate Secretary. There, she led the organization’s legal, compliance and government relations activities in support of the company’s drug and consumer product dosing, dispensing and protection technologies. Chainey has more than 20 years advising C-suite executives and boards at Global 100, Fortune 500 and government entities, leading complex global legal, regulatory, compliance and government relations functions to address their most strategic challenges. Before joining Aptar, Chainey held legal leadership roles of increasing responsibility at Panasonic Aviation Corporation, Avis Budget Group, the Hershey Company and Morgan Lewis. “I have been following Veralto since its inception and have been inspired by the incredible things this company is doing to impact public safety around the world,” said Chainey. "Over the past twenty years, I have been honored to guide global organizations as they confront intricate legal, compliance and strategic challenges with integrity and vision. My career has been defined by turning complex problems into clear paths forward, as well as developing others to lead with purpose. It’s exciting to be joining such an impressive leadership team, a legal organization that is filled with top-flight talent, and an enterprise that is making important contributions to our planet.” Chainey holds a bachelor’s degree in environmental science and public policy from Harvard University and both juris doctor and Master of Business Administration degrees from the University of Pennsylvania. Chainey has received numerous awards, recently being named a 2025 Legends in Law by the Burton Awards in association with the Library of Congress, the American Bar Association and Law360. Agenda, a FT news service, listed her as Future 50 board member, and Savoy Magazine included her as one of the Most Influential Women in Corporate America and Most Influential Black Lawyers in the United States. Chainey is also a Board Member of DirectWomen, a national nonprofit that works to increase representation of women lawyers on corporate boards. Exhibit 99.1

About Veralto With annual sales of over $5 billion, Veralto is a global leader in essential technology solutions with a proven track record of solving some of the most complex challenges we face as a society. Our industry-leading companies with globally recognized brands help billions of people around the world access clean water, safe food and trusted essential goods. Headquartered in Waltham, Massachusetts, our global team of nearly 17,000 associates is committed to making an enduring positive impact on our world and united by a powerful purpose: Safeguarding the World's Most Vital Resources™. Media Relations Contact: Steve Field Vice President, Communications steve.field@veralto.com